EXHIBIT 10.1

September 14, 2011

PERSONAL AND CONFIDENTIAL

Dear Ed:

On behalf of the Board of Directors, I am very pleased to confirm an offer of employment to you for the position of interim Chief Executive Officer of The Pantry, Inc. (the “Company”), effective October 5, 2011.  In connection with your appointment as interim Chief Executive Officer, you have resigned from all committees of the Company’s Board of Directors, effective October 5, 2011, although you will remain a director of the Company and chairman of the Board of Directors.

As the Company’s interim Chief Executive Officer, you will report directly to the Board of Directors and will have such duties and responsibilities as set forth in the Company’s Bylaws and as may be delegated to you from time to time by the Board.

Your annual base salary will be $700,000, payable in accordance with the Company’s payroll practices.  On October 5, 2011, you will receive a restricted stock grant with a fair market value on the grant date of $100,000 as calculated pursuant to the Company’s 2007 Omnibus Plan.   The restricted stock will fully vest on October 5, 2012, provided that you are either an employee or a director of the Company on that date.

While you are the interim Chief Executive Officer, you will not be eligible to participate in the Company’s independent director compensation program, annual incentive plan for employees or long-term incentive plan for employees.

You will be provided with temporary housing and use of a rental car in the Research Triangle area during your term as interim Chief Executive Officer in accordance with the Company’s existing policies. In addition, the Company will pay for your reasonable flights between your home and the Research Triangle during your term as interim Chief Executive Officer, and will pay for your reasonable meal expenses while in the Research Triangle.  The Company’s Human Resources Department will assist you with the logistics of these items.

You may participate in the Company’s benefit programs while you are interim Chief Executive Officer,  subject to the terms, conditions and limitations contained in the applicable plans, programs and/or policies.  The Company reserves the right to change its benefit programs, plans, policies and practices from time to time, at its sole discretion; this letter is not intended as any limitation on that right.

All employment with the Company is “at-will” which means that you may resign at any time with or without notice and that the Company reserves the right to terminate your employment or alter your position, duties or title with or without notice, for any or no particular reason or cause. While the terms of your employment and compensation may be subject to review and may change from time to time, the at-will nature of all employment with the Company will not and cannot change except by an express written agreement approved by the Company’s Board of Directors.

Ed, we would be pleased with your affirmative response to this offer of employment and are excited to work with you during this transition period.  If you accept this offer, please sign, date, complete where indicated below and return all original pages of this letter to my attention.

Should you have any questions, or if there is anything else with which we can assist you, please feel free to contact me.

Sincerely,
THE PANTRY, INC.

/s/ Wilfred A. Finnegan
Lead Independent Director

I ACCEPT THE ABOVE OFFER; AND SHALL COMMENCE EMPLOYMENT WITH THE PANTRY, INC. ON OCTOBER 5, 2011

/s/ Edwin J. Holman	September 14, 2011
Signature	Date
Edwin J. Holman